Filed pursuant to Rule 424(b)(2)
Registration No. 333-219876

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 23, 2017)

RGC Resources, Inc.

608,696 Shares

Common Stock

We are offering 608,696 shares of our common stock.

Our common stock is listed on the NASDAQ Global Market and trades under the symbol “RGCO.” On March 13, 2018, the last reported sale price of our common stock on the NASDAQ Global Market was $24.82 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement. You should carefully consider the risks discussed therein before investing in shares of our common stock.

	Per Share	Total
Public offering price	$23.00	$14,000,008
Underwriting discount	$1.265	$770,000
Proceeds to us, before expenses	$21.735	$13,230,007

We have granted the underwriters a 30-day option to purchase up to an additional 91,304 shares of common stock from us at the public offering price less the underwriting discount. If the underwriters exercise this option in full, the total public offering price will be $16,100,000, the total underwriting discounts will be $885,500 and the total proceeds to us, before expenses, will be $15,214,500.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about March 19, 2018.

Joint Book-Running Managers

BB&T Capital Markets	Janney Montgomery Scott

Co-Manager

Seaport Global Securities

The date of this prospectus supplement is March 15, 2018.

Prospectus Supplement

Base Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this common stock offering and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, gives more general information about us and our common stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. To the extent the description of our common stock in the prospectus supplement differs from the description of our common stock in the accompanying base prospectus, you should only rely on the information in the prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this document or included in other offering materials filed by us with the Securities and Exchange Commission (the “SEC”) which relate specifically to this common stock offering. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in or incorporated by reference into this document or included in other offering materials filed by us with the SEC is accurate as of any date other than the date of this document, the date of the document in which the incorporated information appears or the date of any such offering materials, as applicable. Our business, financial condition, results of operations and prospectus may have changed since the relevant date.

This document may only be used where it is legal to sell these securities.

When we use the terms “we,” “our,” “us,” “RGC Resources” or the “Company” in the prospectus supplement or the accompanying base prospectus, we are referring to RGC Resources, Inc, a Virginia corporation, and its consolidated subsidiaries.

We have filed a registration statement on Form S-3 with the SEC. This prospectus supplement and the accompanying base prospectus are a part of the registration statement and do not contain all of the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying base prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 000-26591. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus supplement is considered to be part of this prospectus supplement. Information included in this prospectus supplement updates and supersedes information incorporated by reference from documents that we filed with the SEC prior to the date of this prospectus supplement, while information that we file with the SEC in the future will automatically update and supersede the information in this prospectus supplement or incorporated by reference into this prospectus supplement from documents filed prior to the date of this prospectus supplement.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than any such documents or filings, or portions thereof, that are deemed to be furnished to, but not filed with, the SEC, until such time as all of the securities covered by this prospectus supplement have been sold:

•	Our Annual Report on Form 10-K for the year ended September 30, 2017, filed December 8, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, filed February 8, 2018;

•	Our Current Reports on Form 8-K filed October 4, 2017, November 3, 2017 and February 6, 2018; and

•	The description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed August 10, 2017.

Upon written or oral request, we will provide a copy of any of the documents incorporated herein by reference, without charge, to each person, including any beneficial owner, to whom this prospectus supplement is delivered. Requests for any such documents should be directed to:

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

Attn: Investor Relations

(540) 777-3853

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus include and incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the corresponding safe harbors provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. In many cases, forward-looking statements are identifiable by the use of words such as “anticipate,” “estimate,” “forecast,” “project,” “target,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “intend,” “goal,” “potential,” “continue” or other similar words. Examples include statements as to, among other things, our future business plans and expansion opportunities, including expansion opportunities related to the Mountain Valley Pipeline Project (as defined in “Summary” beginning on page S-6 below) and the general potential for customer growth, the implementation or completion and benefits of certain business strategies or projects, including estimated completion dates for the construction of the Mountain Valley Pipeline Project and the anticipated benefits of the Mountain Valley Pipeline Project, future capital expenditures, including with respect to our investment in the Mountain Valley Pipeline Project, anticipated financial performance, the receipt and timing of any regulatory approvals, technological developments and the demand for and price of natural gas. These and other forward-looking statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the applicable statement. Factors that could cause actual results or outcomes to differ from those stated include, but are not limited to, those discussed or referred to in “Risk Factors” beginning on page S-11, as well as the following:

•	disruptions in our main sources of supply of natural gas and our ability to replace any lost supply;

•	changes in the regulatory cost recovery mechanisms currently available to us;

•	volatility in the price and availability of natural gas and the impact of increased demand for natural gas on natural gas prices and any corresponding impact on the demand for our services and our ability to compete with other energy providers;

•	the outcome of regulatory proceedings and the receipt and timing of regulatory approvals relating to planned infrastructure improvements, expansion projects and other aspects of our operations and our compliance with any conditions related to such approvals;

•	residential, commercial and industrial growth or decline in our service territories;

•	federal, state and local legislative and regulatory developments, including with respect to tax, environmental and pipeline safety matters;

•	compliance costs and the payment of any fines relating to environmental, pipeline safety or other laws and regulations;

•	the inherent hazards and risks associated with the natural gas industry;

•	extreme weather events and other natural or man-made disasters and any resulting damage or impact on our facilities and on natural gas supply, distribution and transportation facilities more generally;

•	weather conditions in our service territories and their potential effect on our sales to customers and operational and maintenance costs;

•	the ability to hire, train and retain appropriately qualified professional and technical employees;

•	general political and economic conditions in the Roanoke Valley and elsewhere;

•	capital markets conditions, including the availability of credit, fluctuations in interest rates and our ability to obtain sufficient financing on reasonable terms to satisfy our capital needs;

•	cyber-attacks or other threats to our cybersecurity and any resulting disruptions of our operations or harm to our reputation;

•	insufficient insurance coverage or an inability to obtain insurance for certain exposures, risks or events;

•	changes in accounting standards and the effects of accounting pronouncements applicable to us;

•	the failure of our contractual counterparties to fulfil their contractual obligations;

•	adverse litigation outcomes; and

•	the impacts of any acquisitions, divestitures or transfers of assets, including our ability to successfully integrate any acquired businesses or assets.

In light of these risks and uncertainties, readers are cautioned not to place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or circumstances or otherwise.

SUMMARY

RGC Resources

General Business Description

RGC Resources, incorporated in Virginia in July 1998, is primarily engaged in the regulated sale and distribution of natural gas to approximately 61,200 residential, commercial and industrial customers in Southwestern Virginia through its Roanoke Gas Company (“Roanoke Gas”) utility subsidiary. The Company also holds, through RGC Midstream, LLC (“Midstream”), a 1% interest in Mountain Valley Pipeline, LLC, which was created in August 2014 for the purpose of constructing a natural gas pipeline connecting the Equitrans gathering and transmission system in northern West Virginia to the Transco interstate pipeline in south central Virginia (the “Mountain Valley Pipeline Project”).

The Company’s utility operations are regulated by the Virginia State Corporation Commission (the “SCC”), which oversees the terms, conditions and rates to be charged to customers for natural gas service. The Company is also subject to federal regulation from the Department of Transportation with regard to the construction, operation, maintenance, safety and integrity of its transmission and distribution pipelines. The Federal Energy Regulatory Commission (“FERC”) regulates prices for the transportation and delivery of natural gas to the Company’s distribution system and underground storage services.

Over 98% of the Company’s annual revenues are derived from the sale and delivery of natural gas to Roanoke Gas customers. The Company’s business is seasonal in nature as a majority of natural gas sales are for space heating during the winter season. The rates established for the services provided by the Company are designed to provide the Company with the opportunity to recover its gas and non-gas expenses and to earn a reasonable rate of return for shareholders. Winter weather volatility and fluctuations in the cost of natural gas can both impact the effectiveness of the Company’s rates in recovering its costs and providing a reasonable return for shareholders. The Company has certain approved rate mechanisms in place to mitigate the effect of these variables, as well as other cost drivers, provide stability in earnings and provide a return on increased infrastructure investment. These mechanisms, each of which is discussed in greater detail in the periodic reports we file with the SEC, which are incorporated herein by reference, include a purchased gas adjustment factor (“PGA”), weather normalization adjustment factor (“WNA”), inventory carrying cost revenue (“ICC”) and a Steps to Advance Virginia Energy adjustment rider (the “SAVE Plan”).

The Company’s approved billing rates for its natural gas services include an independent component, referred to as the PGA, that allows the Company to recover the cost of natural gas used by its customers. On a quarterly basis, the Company files a PGA rate adjustment request with the SCC to adjust the gas cost component of its rates up or down depending on projected price and activity. Once approved, the Company adjusts the gas cost component of its rates to reflect the approved amount. Any difference between actual costs incurred and costs recovered through the approved rate are reconciled through future customer billings.

Under the WNA, the Company recovers from its customers the lost margin (excluding gas costs) for the impact of weather that is warmer than normal or refunds the excess margin earned for weather that is colder than normal. The WNA is based on a weather measurement band around the most recent 30-year temperature average.

The ICC mitigates the impact of financing costs associated with the Company’s natural gas inventory. Under this rate structure, Roanoke Gas recognizes revenue for the financing costs, or “carrying costs,” of its investment in natural gas inventory. This ICC factor applied to the cost of inventory is based on the Company’s weighted-average cost of capital including interest rates on short-term and long-term debt and the Company’s authorized return on equity. During times of rising gas costs and rising inventory levels, the Company recognizes ICC revenues to offset higher financing costs associated with higher inventory balances. Conversely, during times of decreasing gas costs and lower inventory balances, the Company recognizes less carrying cost revenue as financing costs are lower. In addition, ICC revenues are impacted by the changes in the weighting of the components that are used to determine the weighted-average cost of capital.

The SAVE Plan provides the Company with the ability to recover costs related to investments in qualified infrastructure projects on a prospective basis rather than on a historical basis. The SAVE Plan provides a mechanism through which the Company may recover the related depreciation and expenses and provide a return on rate base for the additional capital investments related to improving the Company’s infrastructure until such time that a formal rate application is filed to incorporate this investment in the Company’s non-gas rates.

The Company’s principal executive offices are located at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016 and its telephone number is (540) 777-3853. The Company maintains a website at www.rgcresources.com. Information contained on or accessible through the Company’s website is not a part of this prospectus.

Mountain Valley Pipeline Project

On October 13, 2017, FERC issued a Certificate of Public Convenience and Necessity for the Mountain Valley Pipeline Project. Through February 2018, FERC has issued multiple Notices to Proceed for the Mountain Valley Pipeline Project, which has allowed construction to begin in West Virginia and Virginia. The currently anticipated in-service date for the Mountain Valley Pipeline Project is the end of calendar 2018. Mountain Valley Pipeline, LLC has secured 20-year firm contracted commitments for the full capacity of the Mountain Valley Pipeline Project.

The total cost of the Mountain Valley Pipeline Project is anticipated to be approximately $3.5 billion. As a 1% member in Mountain Valley Pipeline, LLC, Midstream’s cash contribution is expected to be approximately $35 million. As of December 31, 2017, Midstream had contributed approximately $7.0 million to Mountain Valley Pipeline, LLC.

Utility Plant Investment

The Company continues to invest in utility plant projects, which include replacing aging natural gas pipe with new plastic or coated steel pipe, improvements to the liquefied natural gas (“LNG”) plant and distribution system facilities and expanding its natural gas system to meet the demands of customer growth.

The Company is continuing its focus on SAVE infrastructure projects including the replacement of pre-1973 first generation plastic pipe and the replacement of a natural gas transfer station.

The Company is in the preliminary phases of the installation of two interconnects to the Mountain Valley Pipeline Project, one of which is located in Franklin County, Virginia. In addition, increasing customer demand has led to the initiation of three significant system reinforcement projects, which are currently anticipated to cost approximately $7.9 million.

Business Strengths and Strategy

The Company’s business strategy focuses on the following:

•	Growing rate base and earnings through continued investments in Roanoke Gas;

•	Increasing gas volumes, revenues and margins through customer growth;

•	Controlling operating expenses; and

•	Investing in potentially profitable businesses and/or projects outside of Roanoke Gas, such as the Mountain Valley Pipeline Project.

The Company’s stable business model is built upon its natural gas utility base, and the Company has an established, productive relationship with the SCC. Roanoke Gas’ current authorized ROE is 9.75%. Approximately 79% of Roanoke Gas’ forecasted capital expenditures through 2022 is allocated to additional customer growth and approved infrastructure rider programs, with the balance for utility maintenance. RGC

Midstream’s FERC-regulated earnings are derived from its equity interest in Mountain Valley Pipeline, LLC, which has secured 20-year firm contracted commitments for the full capacity of the Mountain Valley Pipeline Project.

Roanoke Gas’ service territory is centered in the largest metropolitan area in southwestern Virginia. Several large manufacturers and businesses reside in the Roanoke region and economic development is bringing new businesses to the region. This area also has a concentration of higher education institutions, with 25 colleges and universities within a 60-mile radius, including a large medical school and research institute that has recently expanded its research and educational footprint in the Roanoke Valley.

The Mountain Valley Pipeline Project investment will provide additional growth opportunities, including service territory expansion. Franklin County, Virginia is an area within Roanoke Gas’ territory which is currently unserved by natural gas and, as a result of the Mountain Valley Pipeline Project, has the potential to add approximately 1,500 new customers and up to $10 million in rate base over time. The Mountain Valley Pipeline Project and related expansions are expected to be accretive to the Company’s earnings.

Recent Developments

Due to the enactment of federal tax reform, on January 8, 2018, the SCC issued a directive requiring the accrual of a regulatory liability for the excess revenues collected from Roanoke Gas customers. The directive remains in place until such time as the SCC approves, and the Company implements, lower billing rates incorporating the lower federal income tax rate. The SCC has ordered the Company to address the impacts of tax reform in its Annual Information Filing.

The Company declared a quarterly dividend of $0.1550 per share on February 5, 2018 that will be paid on May 1, 2018 to shareholders of record as of April 16, 2018.

As previously disclosed, the Company recently solicited proposals for a new asset management agreement to replace the Company’s current asset management agreement upon its expiration. As a result of the solicitation process, the Company expects to enter into a new asset management agreement with its current supplier.

Summary Consolidated Financial Information

In the table below, we provide certain summary financial information. We have derived the income statement and cash flow data for each of the years in the three-year period ended September 30, 2017 and the balance sheet data as of September 30, 2017 and 2016 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. We have derived the income statement and cash flow data for the three months ended December 31, 2017 and 2016 and the balance sheet data as of December 31, 2017 from our unaudited consolidated financial statements incorporated by reference into this prospectus supplement. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, include all adjustments (including normal recurring accruals) necessary for a fair presentation of such data. Our historical results are not necessarily indicative of results expected for any future period. The financial information below is only a summary and should be read together with, and is qualified in its entirety by reference to, the financial information incorporated by reference into this prospectus supplement and accompanying base prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” elsewhere in this prospectus supplement and in the accompanying base prospectus for more information.

	Fiscal Year Ended September 30,			Three Months Ended December 31,
	2015	2016	2017	2016	2017
($ in thousands, except per share amounts)				(Unaudited)
Income Statement Data:
Total revenue	$68,190	$59,063	$62,297	$18,789	$18,756
Total operating income	$10,006	$11,212	$11,666	$3,982	$3,675
Net income	$5,094	$5,807	$6,233	$2,232	$2,059
Average common shares outstanding
Basic	7,092,315	7,149,906	7,218,686	7,194,594	7,248,094
Diluted	7,097,514	7,159,763	7,256,046	7,210,547	7,296,180
Earnings per common share
Basic	$0.72	$0.81	$0.86	$0.31	$0.28
Diluted	$0.72	$0.81	$0.86	$0.31	$0.28

Cash Flow Data:
Cash dividends declared per share	$0.510	$0.540	$0.580	$0.145	$0.155
Capital expenditures	$13,780	$17,946	$20,750	$4,439	$4,307
Investment in unconsolidated affiliate	$—	$3,056	$2,759	$486	$1,233

	At September 30,		At December 31,
	2016	2017	2016	2017
($ in thousands, except per share amounts)			(Unaudited)
Balance Sheet Data:
Gross property, plant and equipment	$188,284	$207,694	$193,013	$212,562
Net property, plant and equipment	$132,128	$147,928	$135,780	$151,909
Total assets	$165,553	$183,135	$175,962	$196,281

Total stockholders’ equity	$55,667	$60,040	$57,281	$61,301
Long-term debt, net of current maturities	$33,636	$61,312	$41,135	$69,794

Total capitalization	$89,303	$121,352	$98,416	$131,095
Short-term line of credit	$14,557	$—	$14,325	$54

Total capitalization and short-term borrowing	$103,860	$121,352	$112,741	$131,149

Equity as a % of total capitalization	62%	49%	58%	47%
Equity as a % of total capitalization and short-term borrowing	54%	49%	51%	47%

The Offering

Issuer:	RGC Resources, Inc.

Common Stock Offered:	608,696 shares of common stock (plus an additional 91,304 shares if the underwriters exercise their option to purchase additional shares in full)

Shares Outstanding after this Offering:	7,884,088 shares (or 7,975,392 shares if the underwriters exercise their option to purchase additional shares in full)(1)

Use of Proceeds:	We intend to use the net proceeds from this offering for general corporate purposes and to fund capital expenditures, such as the projects discussed under “Summary – RGC Resources – Utility Plant Investment” and a portion of our required contributions to Mountain Valley Pipeline, LLC. In the interim, we may use the net proceeds, or a portion thereof, to repay debt. See “Use of Proceeds” on page S-13 below for additional information.

Risk Factors:	See “Risk Factors” beginning on page S-11 below for a discussion of certain risks that you should carefully consider before investing in shares of our common stock.

NASDAQ Global Market Symbol:	RGCO

Transfer Agent and Registrar:	Broadridge Corporate Issuer Solutions, Inc.

(1)	Based on 7,275,392 shares outstanding as of March 2, 2018.

RISK FACTORS

Investing in our common stock involves certain risks, including the risks referred to or described below that relate to our business and to this offering and our common stock. You should carefully consider and evaluate these risks, as well as the other information included and incorporated by reference into this prospectus supplement and the accompanying base prospectus and any other offering materials filed by us with the SEC, before deciding whether to invest in our common stock. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

Risks Related to Our Business

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2017, which is incorporated by reference into this prospectus supplement.

Risks Related to this Offering and Our Common Stock

The market price of our common stock may be adversely affected by the issuance and sale of our common stock, including pursuant to this offering.

Except as described under the heading “Underwriting,” we are not restricted from issuing additional shares of our common stock or other equity-related securities. We cannot predict the effect that issuances or sales of our common stock, including pursuant to this offering, may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock or other equity-related securities, including issuances and sales pursuant to this offering, could adversely affect the market price of our common stock.

The market price of our common stock may fluctuate significantly, and shares of our common stock may trade at prices below the price at which you purchased them.

The market price of our common stock following this offering may fluctuate significantly as a result of many factors, including, but not limited to:

•	general economic or political conditions;

•	volatility in the equity securities market;

•	the operating and stock price performance of other companies that investors or analysts may deem comparable to us;

•	changes in investors’ and analysts’ perception of our and/or our industry’s risk and return characteristics relative to other investment alternatives;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	adverse outcomes from litigation or regulatory or other governmental proceedings or investigations; and

•	changes in regulation or tax law.

These factors, as well as those referred to under “Risks Related to Our Business” above and other factors relating to the market as a whole or our industry, may adversely affect the market price of our common stock, regardless, in some instances, of our actual operating performance. As a result, shares of our common stock may trade at prices significantly below the price paid by you in this offering.

We may not be able to continue paying regular dividend payments, which could adversely affect the market price of our common stock.

Our ability to continue paying regular dividends is based on many factors, including the success of our operations, the demand for our services, our regulatory environment and the cost recovery and other rate mechanisms available to us and our liquidity needs. Many of these factors are beyond our control and a change in these factors could adversely impact our ability to continue paying regular dividends. In addition, the terms of any additional debt we incur in the future could, in certain circumstances, limit our ability to pay dividends. A failure by us to continue paying regular dividends could adversely affect the market price of our common stock.

Our common stock is an equity security and is subordinate to our existing and any future indebtedness.

Shares of our common stock are equity interests and, as such, rank junior to all of our current indebtedness as well as any indebtedness incurred by us in the future. Accordingly, in the event of a bankruptcy, liquidation or other similar proceeding, your rights as a holder of our common stock will be subordinate to the rights of the holders of our indebtedness and any other non-equity claims against us.

Certain provisions in our organizational documents and in Virginia law may deter or delay an acquisition of us.

Certain provisions of the Virginia Stock Corporation Act and our articles of incorporation and bylaws may deter or delay certain transactions that our shareholders may otherwise consider to be in their best interest, including transactions that might result in our shareholders receiving a premium for their shares. See “Description of Common Stock” below and the material referred to therein for more information.

Non-U.S. holders may be subject to U.S. federal income tax on gain realized on the sale or disposition of shares of our common stock.

Because of our overall mix of assets, we can give no assurance that we are not or will not become a “U.S. real property holding corporation” (which we refer to as “USRPHC”) for U.S. federal income tax purposes. If we are or if we become a USRPHC, so long as our common stock is regularly traded on an established securities market, such stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that actually or constructively owns more than 5 percent of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period for such stock. No assurance can be given that our common stock will remain regularly traded in the future. If our stock is treated as a U.S. real property interest, a non-U.S. holder would be subject to U.S. federal income tax on the gain realized on a disposition of such stock at the graduated U.S. federal income tax rates applicable to U.S. persons, generally would be required to file a U.S. federal income tax return, and, if the common stock was not then regularly traded, and certain other conditions were met, the purchaser would be required to withhold 15% of the sales proceeds.

Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

USE OF PROCEEDS

We intend to use the net proceeds from this offering for general corporate purposes and to fund capital expenditures, such as the projects discussed under “Summary – RGC Resources – Utility Plant Investment” and a portion of our required contributions to Mountain Valley Pipeline, LLC. In the interim, we may use the net proceeds, or a portion thereof, to repay certain debt, including amounts outstanding under Roanoke Gas’ revolving line of credit with Wells Fargo Bank, N.A. As of March 9, 2018, approximately $10.3 million was outstanding under this facility at a weighted average interest rate of 2.75%. The facility matures on March 31, 2019. Amounts borrowed under the facility were used to fund working capital and provide bridge financing for our infrastructure replacement program.

CAPITALIZATION

The table below sets forth our capitalization as of December 31, 2017 on an actual basis and as adjusted to give effect to the sale of common stock in this offering and our intended use of the net proceeds from this offering. The table below assumes no exercise by the underwriters of their option to purchase additional shares. You should read this table in conjunction with our audited financial statements contained in our Annual Report on Form 10-K for the year ended September 30, 2017, as well as the unaudited information presented in our most recent Quarterly Report on Form 10-Q filed for the quarter ended December 31, 2017, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information,” “Incorporation of Certain Information by Reference,” and “Use of Proceeds” elsewhere in this prospectus supplement.

	(unaudited) December 31, 2017
	Actual	As Adjusted
Short-term debt (line-of-credit)	$54,377	$54,377
Long-term debt
Notes payable	53,076,200	53,076,200
Line-of-credit(1)	17,000,000	3,769,993
Less: unamortized debt issuance costs	(282,417)	(282,417)

Total long-term debt net of unamortized debt issuance costs	69,793,783	56,563,776
Total stockholders’ equity	61,301,035	74,531,042

Total capitalization (including short-term borrowings)	$131,149,195	$131,149,195

(1)	See “Use of Proceeds” for additional information concerning amounts currently outstanding under the line-of-credit.

DESCRIPTION OF COMMON STOCK

For a description of our common stock, see “Description of Common Stock” in the accompanying base prospectus as well as the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed on August 10, 2017, which is incorporated into this prospectus supplement by reference.

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed on the NASDAQ Global Market and trades under the symbol “RGCO.” The following table sets forth the high and low sales prices of our common stock on the NASDAQ Global Market and the cash dividends per share declared on our common stock during the periods indicated. All amounts for periods preceding March 1, 2017 have been adjusted to give retroactive effect to the three-for-two split of our common stock effective as of that date.

	Price Range		Dividends
Period	High	Low
Fiscal Year Ended September 30, 2016
First Quarter	$15.96	$13.37	$0.1350
Second Quarter	15.59	13.77	0.1350
Third Quarter	17.33	14.30	0.1350
Fourth Quarter	16.73	14.88	0.1350

Fiscal Year Ended September 30, 2017
First Quarter	$20.04	$15.81	$0.1450
Second Quarter	22.51	16.60	0.1450
Third Quarter	31.99	21.00	0.1450
Fourth Quarter	29.95	23.65	0.1450

Fiscal Year Ending September 30, 2018
First Quarter	$31.57	$25.01	$0.1550
Second Quarter (through March 13, 2018)(1)	27.49	22.16	$0.1550

(1)	This dividend was declared on February 5, 2018 and will be paid on May 1, 2018 to shareholders of record as of April 16, 2018.

The last reported sales price of our common stock on the NASDAQ Global Market on March 13, 2018 was $24.82 per share. As of March 2, 2018, we had 7,275,392 shares of common stock outstanding, and there were approximately 1,158 holders of record of our common stock.

Dividends are paid on our common stock as declared by our Board of Directors. We have paid cash dividends on our common stock for 296 consecutive quarters. It is the intention of our Board of Directors to continue to pay cash dividends on our common stock on a quarterly basis. However, the payment of future dividends, and the amount of any such dividends, is dependent on a number of factors, including the success of our operations, the demand for our services, our regulatory environment and the cost recovery and other rate mechanisms available to us and our liquidity needs. A number of these factors are outside of our control. In addition, the covenants in any future debt facilities entered into by us may, in certain circumstances, limit our ability to pay dividends. We therefore cannot assure you that we will pay dividends in the future or that we will maintain or raise the level of dividends paid in the future. Our Board of Directors may elect at any time and for an indefinite duration to cease paying dividends on our common stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following discussion summarizes certain United States (“U.S.”) federal income tax considerations relevant to “Non-U.S. holders” (defined below) relating to the acquisition, ownership and disposition of shares of our common stock. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as in effect on the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

For purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that is not a U.S. person or a partnership for U.S. federal income tax purposes. A U.S. person means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a U.S. domestic trust immediately prior to that date, and has validly elected to continue to be treated as a U.S. domestic trust.

This summary does not address the tax considerations arising under the laws of any non U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to non-U.S. holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income;

•	tax-exempt organizations;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our common stock, except to the extent specifically set forth below;

•	real estate investment trusts or regulated investment companies;

•	certain former citizens or long-term residents of the U.S.;

•	persons who hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction;

•	persons required to recognize any item of gross income with respect to our common stock being taken into account in an applicable financial statement; or

•	persons who do not hold our common stock as a capital asset (within the meaning of Section 1221 of the Code).

If a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner or such partnership generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Distributions

In general, if we make a distribution to a Non-U.S. Holder with respect to our common stock, it will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined under the Code. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess will first be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common shares. Thereafter, any remaining excess will be treated as capital gain from the sale or exchange of our common stock as described below in “Sale or Other Disposition of Common Stock.”

Dividends paid to a Non-U.S. Holder that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate as specified by an applicable income tax treaty. In order to obtain the benefit of a reduced rate of withholding, a Non-U.S. Holder is generally required to provide to the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) properly certifying such Non-U.S. Holder’s eligibility for the reduced rate. Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced withholding rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the timing and manner of claiming the benefits.

Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so requires, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States, are taxed on a net-income basis at the regular graduated rates and in the manner applicable to United States persons. The Non-U.S. Holder is generally required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or a suitable substitute form) in order to claim an exemption from, or reduction in, U.S. federal withholding tax. In addition, a “branch profits tax” may be imposed at a 30% rate (or a reduced rate under an applicable income tax treaty) on any effectively connected dividends received by a foreign corporation for the taxable year, as adjusted for certain items.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain, if any, recognized on the sale or other taxable disposition of shares of our common stock unless (i) the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, (ii) in the case of an individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are satisfied, or (iii) our common stock constitutes a U.S. real property interest by reason of our status as a USRPHC under the Foreign Investment in Real Property Tax Act (“FIRPTA”) for U.S. federal income tax purposes.

In the case described in (i) above, gain or loss recognized on the disposition of shares of our common stock generally will be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to the branch profits tax at a rate of 30% (or a lower applicable treaty branch profits tax rate).

In the case described in (ii) above, the Non-U.S. Holder will be subject to a 30% tax on any capital gain recognized on the disposition of shares of our common stock (after being offset by certain U.S.-source capital losses).

In the case described in (iii) above, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). Given the lack of clear guidance in this area, there can be no assurances that we are not or will not become a USRPHC. If, however, we were a USRPHC during the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, Non-U.S. Holders owning (actually or constructively) more than 5 percent of our common stock will be subject to different tax consequences and should consult their own tax advisers. U.S. federal income tax will not apply to gain realized on the sale or disposition of our common stock by a Non-U.S. Holder that owns (actually or constructively at any time during the shorter of the five-year period preceding the date of disposition or the Non-U.S. Holder’s holding period) 5 percent or less of our common stock so long as our common stock is “regularly traded on an established securities market” (such as the New York Stock Exchange) as defined under applicable Treasury regulations. No assurance can be given that our common stock will continue to satisfy this requirement in the future.

If gain on the sale or other taxable disposition of the common stock were subject to taxation under FIRPTA, a Non-U.S. Holder generally would be subject to U.S. federal income tax on the gain realized on a disposition of the common stock at the graduated U.S. federal income tax rates applicable to U.S. persons, generally would be required to file a U.S. federal income tax return, and, if the common stock was not then regularly traded, and certain other conditions were met, the purchaser would be required to withhold 15% of the sales proceeds.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to Non-U.S. Holders the amount of dividends and non-dividend distributions paid to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns may also be made available under the provisions of a specific tax treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition, and the Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%) on dividends paid on our common stock or on the proceeds from a sale or other disposition of shares of our common stock. The certification procedures required to claim a reduction or exemption from withholding tax on payments described above under “Distributions” will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”) and additional guidance issued by the IRS, a U.S. federal withholding tax of 30% generally applies to certain payments (including dividends paid on our common stock and, after December 31, 2018, will include gross proceeds from the sale or other disposition of shares of our common stock) paid to (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. Non-U.S. Holders are encouraged to consult with their tax advisors regarding the possible implications of the FATCA withholding rules on their investment in our common stock. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Distributions,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax.

UNDERWRITING

We have entered into an underwriting agreement, dated March 15, 2018, with BB&T Capital Markets, a division of BB&T Securities, LLC, and Janney Montgomery Scott LLC, acting as representatives of the underwriters named below, with respect to the shares of our common stock being offered pursuant to this prospectus supplement. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell and the underwriters have agreed to purchase from us the number of shares of common stock set forth opposite their names in the following table:

Name of Underwriter	Number of Shares
BB&T Capital Markets, a division of BB&T Securities, LLC	304,348
Janney Montgomery Scott LLC	243,479
Seaport Global Securities LLC	60,869

Total	608,696

Option to Purchase Additional Shares

The underwriters have an option to purchase up to an additional 91,304 shares of our common stock. They may exercise this option for 30 days from the date of the underwriting agreement. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above, and the underwriters will offer the additional shares on the same terms as those on which the shares listed in the table above are being offered.

We are obligated to sell these additional shares of our common stock to the underwriters to the extent that their option to purchase such additional shares is exercised. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement.

Discounts and Commissions

The underwriters propose to initially offer the shares of our common stock subject to this prospectus supplement at the public offering price on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.625 per share. After the public offering, the underwriters may change the public offering price and concessions to dealers.

The following table summarizes the compensation to be paid to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Underwriting Discount Per Share	$1.265	$1.265
Total	$770,000	$885,500

We estimate that the expenses payable by us in connection with this offering, other than the underwriting discounts referred to above, will be approximately $205,000.

Lock-up Arrangements

We have agreed that, for a period of 90 days after the date of this prospectus supplement, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Stock or such other securities, in cash or otherwise, without the prior written consent of BB&T Capital Markets, a division of BB&T Securities, LLC, and Janney Montgomery Scott LLC, other than (A) the shares to be sold in this offering, (B) any shares of our common stock granted pursuant to our stock-based compensation plans, (C) any shares of our common stock issued upon the exercise of options granted under our stock-based compensation plans or (D) any shares of our common stock sold under our dividend reinvestment and stock purchase plan.

Our directors and executive officers have entered into lock-up agreements prior to the commencement of this offering pursuant to which each of these persons, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of BB&T Capital Markets, a division of BB&T Securities, LLC, and Janney Montgomery Scott LLC (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock, in each case other than (A) transfers of shares of our common stock as a bona fide gift or gifts; (B) dispositions to any trust for the direct or indirect benefit of such person and/or a member of the immediate family of such person; (C) the transfer or intestate succession to the legal representative or a member of the immediate family of such person; (D) transfers pursuant to domestic relations or court orders; or (E) in connection with any sale or surrender to us of any options or shares of our common stock underlying options or any restricted stock in order to pay the exercise price or taxes associated with the exercise of options or vesting of restricted stock; provided that in the case of any transfer or distribution pursuant to clause (A), (B), (C) or (D), each transferee, donee or distributee shall execute and deliver to BB&T Capital Markets, a division of BB&T Securities, LLC, and Janney Montgomery Scott LLC a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (C), no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above); and provided, further, that any required filing or announcement (including a filing on Form 4) by such person or us relating to a sale pursuant to clause (A), (B) or (D) shall briefly note the applicable circumstances that cause such clause to apply and explain that the filing or announcement relates solely to transfers falling within the category described in the relevant clause (including, in the case of a Form 4 filing, indicating the appropriate transaction code(s) required by General Instruction 8 to Form 4). For purposes of this paragraph in respect of a director or executive officer, “immediate family” shall mean such person and any relationship by blood, marriage or adoption, not remote than first cousin.

Indemnity

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, arising out of this prospectus supplement, the accompanying base prospectus and certain other materials in connection with this offering.

Other Relationships with the Underwriters

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In particular, in November 2016, Roanoke Gas entered into an unsecured note with an affiliate of BB&T Capital Markets, a division of BB&T Securities, LLC, in the principal amount of $7,000,000. In addition, in December 2015, Midstream entered into an unsecured promissory note with the same affiliate of BB&T Capital Markets, a division of BB&T Securities, LLC, in the principal amount of $10,000,000. None of the net proceeds of this offering will be used to repay amounts due to such affiliate under either promissory note. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stabilization

The underwriters may engage in over-allotment transactions, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act.

•	Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates syndicate short positions.

•	Stabilizing transactions permit bids to purchase shares of our common stock so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may cause the price of our common stock to be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market or otherwise. Neither we nor any of the underwriters make any representation that the underwriters will engage in any of the transactions described above. If commenced, the underwriters may discontinue these transactions at any time without notice. Neither we nor any of the underwriters make any representation or prediction as to the effect that the transactions described above, if commenced, may have on the market price of shares of our common stock.

LEGAL MATTERS

The validity of the issuance of the common stock offered under this prospectus supplement and accompanying base prospectus and certain other legal matters with respect to this offering will be passed upon for us by McGuireWoods LLP, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters by Troutman Sanders LLP, Richmond, Virginia.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended September 30, 2017 and the effectiveness of our internal control over financial reporting have been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$50,000,000

RGC Resources, Inc.

Common Stock

We may from time to time offer and sell shares of our common stock in one or more offerings with an aggregate offering amount of up to $50,000,000.

This prospectus provides you with a general description of the common stock that we may offer and a general description of the manner in which we may offer it. Each time we offer shares of our common stock, we will provide a prospectus supplement that contains more specific information about the terms of the offering, including the specific manner in which those shares will be sold and the prices at which those shares will be sold. We may also supplement, update or amend in the prospectus supplement any of the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before investing in shares of our common stock.

We may sell shares of our common stock through agents or underwriters and dealers that we select. If agents, underwriters or dealers are used to sell shares, we will name them and describe their compensation in the applicable prospectus supplement.

Our common stock trades on the NASDAQ Global Market under the symbol RGCO. On August 9, 2017, the last reported sales price of our common stock, as reported on the NASDAQ Global Market, was $26.65 per share.

Investing in our common stock involves certain risks. See “Risk Factors” on page 4 of this prospectus and in any accompanying prospectus supplement, as well as the Risk Factors section of our most recent Annual Report on Form 10-K and the other reports we file with the Securities and Exchange Commission. You should carefully consider these factors before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 23, 2017.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell shares of our common stock in one or more offerings with an aggregate offering amount of up to $50,000,000.

This prospectus provides you with a general description of the shares of common stock we may offer and a general description of the manner in which we may offer it. Each time we offer shares of common stock under this prospectus, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering. The prospectus supplement may also supplement, update or amend information contained in this prospectus. You should carefully read both this prospectus and the accompanying prospectus supplement, together with the additional information incorporated into this prospectus, as described below, and the information described under the heading “Where You Can Find More Information,” before investing in our common stock.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus and any prospectus supplement are not an offer to sell, nor a solicitation of an offer to buy, shares of our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since the relevant date.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully described the terms of the applicable offering.

When we use the terms “we,” “our,” “us,” RGC Resources” or the “Company” in this prospectus, we are referring to RGC Resources, Inc, a Virginia corporation, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our file number with the SEC is 000-26591. Our SEC filings are available to the public over the Internet on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of this offering, will automatically update and supersede the information contained in this prospectus and the documents listed below. We incorporate by reference into this prospectus the documents listed below, except to the extent information in those documents differs from information contained in this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits (however, unless specifically indicated, we do not incorporate by reference, whether listed below or filed in the future, current reports furnished under Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K):

•	Our Annual Report on Form 10-K for the year ended September 30, 2016, filed December 8, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2016, March 31, 2017 and June 30, 2017, filed February 8, 2017, May 5, 2017 and August 4, 2017, respectively;

•	Our Current Reports on Form 8-K filed November 7, 2016, January 18, 2017, February 7, 2017, February 9, 2017, March 29, 2017, May, 23, 2017 and August 10, 2017; and

•	The description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed August 10, 2017.

Upon written or oral request, we will provide a copy of any of the documents incorporated herein by reference, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered. Requests for any such documents should be directed to:

RGC Resources, Inc.

519 Kimball Avenue, N.E.

Roanoke, Virginia 24016

Attn: Investor Relations

(540) 777-3853

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus may contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the safe harbor provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Examples include statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. These statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Factors that could cause actual results or outcomes to differ from those in the forward-looking statements may accompany the statements themselves. In addition, generally applicable factors that could cause actual results or outcomes to differ from those in the forward-looking statements are, or will be, discussed under the heading “Risk Factors” and elsewhere in the reports we file with the SEC, which are incorporated herein by reference, and in any prospectus supplement.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which it is made.

ABOUT RGC RESOURCES, INC.

RGC Resources, incorporated in Virginia in July 1998, is an energy services company primarily engaged in the regulated sale and distribution of natural gas to residential, commercial and industrial customers in Roanoke, Virginia and the surrounding localities through its Roanoke Gas Company subsidiary. RGC Resources’ utility operations are regulated by the Virginia State Corporation Commission, which oversees the terms, conditions and rates to be charged to the Company’s natural gas customers. RGC Resources also holds, through RGC Midstream, LLC, a 1% interest in Mountain Valley Pipeline, LLC, which was created in August 2014 for the purpose of constructing a natural gas pipeline connecting an existing natural gas gathering and transmission system in northern West Virginia to another interstate pipeline in south central Virginia.

The Company’s principal executive offices are located at 519 Kimball Avenue, N.E., Roanoke, Virginia 24016 and its telephone number is (540) 777-4427. The Company maintains a website at www.rgcresources.com. Information contained on or accessible through the Company’s website is not a part of this prospectus.

RISK FACTORS

Investing in our common stock involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified a number of these factors under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016, which are incorporated by reference in this prospectus, as well as in other information included or incorporated by reference in this prospectus and any prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as the other information we include or incorporate by reference in this prospectus and any prospectus supplement.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the shares of our common stock offered under this prospectus to finance capital expenditures and for other general corporate purposes, including to reduce indebtedness or to fund future acquisitions of, or investments in, assets or businesses.

DESCRIPTION OF COMMON STOCK

The following summary of the terms of our common stock may not be complete and is subject to, and qualified in its entirety by reference to, the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed August 10, 2017, which is incorporated herein by reference, and the provisions of our articles of incorporation and bylaws. You should read this summary together with the description of our common stock noted above, as well as our articles of incorporation and bylaws, before investing in our common stock.

Authorized and Outstanding Shares

We are authorized to issue 10,000,000 shares of common stock, par value $5.00. As of July 31, 2017, approximately 7,232,482 shares of our common stock were issued and outstanding. All of our issued and outstanding shares of common stock are fully paid and non-assessable.

Voting Rights

All voting rights are vested in the holders of our common stock. Each share of common stock is entitled to one vote in the election of directors and on other matters requiring shareholder action. Holders of our common stock are not entitled to cumulative voting rights. The voting rights of holders of our common stock may be impacted by any voting rights associated with shares of preferred stock issued by us in the future.

Dividend Rights

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. Dividends may be paid in cash, stock or other form. The dividend rights of holders of our common stock may be subject to the dividend rights of holders of any shares of preferred stock issued by us in the future.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock will be entitled to share equally in all assets remaining after the payment of all liabilities and any accrued dividends and liquidation preferences on any shares of preferred stock then outstanding.

Other Rights

Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no sinking fund provisions applicable to our common stock.

Listing

Our common stock is traded on the NASDAQ Global Market under the symbol RGCO.

Transfer Agent and Registrar

Broadridge Corporate Issuer Solutions, Inc. serves as transfer agent and registrar for our common stock.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, no par value. As of July 31, 2017, no shares of preferred stock were outstanding. Our board of directors has full authority, without shareholder approval, to establish and issue one or more series of preferred stock. Our board of directors also has full authority to determine the number of shares of each series and the rights (which may include voting rights), preferences and limitations of each series. All series of our preferred stock would rank, with respect to dividends and liquidation rights, senior to our common stock. The future issuance of any series of preferred stock could also adversely impact the voting rights of the holders of our common stock.

Anti-Takeover Matters

Certain provisions of the Virginia Stock Corporation Act and our articles of incorporation and bylaws may have an anti-takeover effect and deter certain transactions that our shareholders may otherwise consider to be in their best interest, including transactions that might result in our shareholders receiving a premium for their shares. The provisions of this type in our articles and bylaws include, among others, those relating to our classified board of directors, our “blank check” preferred stock and the requirements for calling a special meeting of shareholders. The provisions of this type in the Virginia Stock Corporation Act include, among others, the affiliated transactions statute and the control share acquisitions statute. For a more detailed discussion of these provisions, see the description of our common stock contained in Exhibit 99.1 to our Current Report on Form 8-K filed August 10, 2017, which is incorporated herein by reference.

PLAN OF DISTRIBUTION

We may sell the shares of common stock offered under this prospectus in any of the ways described below or in any way set forth in an applicable prospectus supplement:

•	to or through underwriters, brokers or dealers;

•	through one or more agents, including in an “at-the-market” offering within the meaning of Rule 415 under the Securities Act;

•	directly to purchasers or to a single purchaser;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

•	through a combination of any of these methods of sale.

The distribution of shares of common stock offered under this prospectus may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We will set forth in a prospectus supplement the terms of a particular offering of shares of our common stock under this prospectus, including:

•	the method of distribution of the shares being sold and any applicable restrictions;

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any overallotment options under which underwriters may purchase additional shares of stock from us;

•	any agency fees or underwriting discounts or other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or re-allowed or paid to dealers.

Underwriters may offer and sell the shares of common stock offered under this prospectus from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the shares will be subject to the conditions set forth in an underwriting agreement between us and the underwriters. If underwriters are used in the sale of any shares, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares if they purchase any of the shares. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement or a free writing prospectus, naming the underwriter, the nature of any such relationship.

Any offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

We may from time to time engage a firm to act as our agent for one or more offerings of our shares of common stock under this prospectus. We sometimes refer to this agent as our “offering agent.” If we reach agreement with an offering agent with respect to a specific offering, including the number of shares and any minimum price below which sales may not be made, then the offering agent will try to sell such shares on the agreed terms. The offering agent could make sales in privately negotiated transactions or using any other method permitted by law, including sales deemed to be through an “at the market” offering as defined in Rule 415 under the Securities Act, including sales made directly on the NASDAQ Global Market, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments that the agents, underwriters, or other third parties may be required to make in respect of these civil liabilities. Agents, underwriters, and such other third parties may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use the prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the shares of common stock. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of shares in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the shares originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the shares to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

To the extent permitted by and in accordance with Regulation M under the Exchange Act, any underwriters who are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in our shares of common stock on the NASDAQ Global Market during the business day prior to the pricing of an offering, before the commencement of offers or sales. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

We also may sell any of the shares of common stock offered under this prospectus through other agents designated by us from time to time. We will name any agent involved in the offer or sale of the shares and will list any commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the applicable prospectus supplements.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended September 30, 2016 and the effectiveness of our internal control over financial reporting have been audited by Brown, Edwards & Company, L.L.P., an independent registered public accounting firm as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of common stock offered under this prospectus will be passed upon for us by McGuireWoods, LLP, Richmond, Virginia. Underwriters, dealers or agents, if any, who we identify in a prospectus supplement may have their own counsel pass upon certain legal matters in connection with the shares of common stock offered under this prospectus.

RGC Resources, Inc.

608,696 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BB&T Capital Markets	Janney Montgomery Scott

Co-Manager

Seaport Global Securities

March 15, 2018